 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2024
______________________________________________________________________________________________________

WESTWOOD HOLDINGS GROUP, INC.
(Exact name of registrant as specified in charter)
______________________________________________________________________________________________________

Delaware	001-31234	75-2969997
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

200 Crescent Court, Suite 1200
Dallas, Texas 75201
(Address of principal executive offices)

(214) 756-6900
(Registrant's telephone number, including area code)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	WHG	New York Stock Exchange

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02:    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 7, 2024, Westwood Holdings Group, Inc. (“Westwood”) and Leah Bennett, President, Westwood Wealth Management, entered into a Resignation and Transition Agreement (“Transition Agreement”) pursuant to which Ms. Bennett intends to resign from her position effective as of December 31, 2024 (the “Resignation Date”) and agrees to provide Westwood with certain services to facilitate an orderly transition. In accordance with the terms of Ms. Bennett’s letter agreement, dated February 1, 2023, and Westwood’s 2022, 2023, and 2024 Restricted Stock Agreements, Ms. Bennett’s unvested restricted stock will be forfeited as of the Resignation Date. Additionally, any bonus Ms. Bennett would have been eligible to receive for the fiscal year ended December 31, 2024 pursuant to the Wealth Management Revenue Share Incentive Plan will be forfeited.
Pursuant to the terms of the Transition Agreement, Ms. Bennett agrees to provide certain transition services, including working with Westwood’s Chief Executive Officer to transition the client services previously provided by Ms. Bennett to other Westwood personnel. In consideration for such transition services and subject to the other terms and conditions contained in the Transition Agreement, including that Ms. Bennett comply with her confidentiality, non-solicitation and non-compete obligations under her existing agreements with Westwood, to protect and preserve the goodwill of Westwood’s business going forward, Westwood has agreed to provide Ms. Bennett with certain additional payments for so long as (and only for so long as), among other things, she abides by her confidentiality, non-solicitation and non-compete obligations and, subject only to limited exceptions outlined below, does not solicit or provide wealth management or investment advisory services to any persons or entities that prior to or on the Resignation Date were Westwood customers or clients (the “Prohibited Westwood Clients”). Subject to the terms and conditions of the Transition Agreement (including the forfeiture provisions described below), these payments will consist of a cash payment of $350,000 to be made in February 2025; a cash payment of $250,000 to be made in February 2026; and a cash payment of $150,000 to be made in February 2027 (the “Restricted Service Payments”).
If at any time from the date of the Transition Agreement through and including February 28, 2027 (“Restricted Period”), Ms. Bennett directly or indirectly provides services to any Prohibited Westwood Client (other than Westwood Transfer Clients (as defined below)), then all future Restricted Service Payments shall be reduced by an amount equal to 100% of the revenue received by Westwood in respect of such Prohibited Westwood Client during 2024.
If at any time during the Restricted Period, Ms. Bennett directly or indirectly provides services to any Westwood Transfer Client, then all future Restricted Service Payments shall be reduced by an amount equal to 50% of the revenue received by Westwood in respect of such Prohibited Westwood Client during 2024.
If any Prohibited Westwood Client (i) unilaterally, and without any solicitation by Ms. Bennett or others on her behalf, requests wealth management or investment advisory services from Ms. Bennett and transfers assets to Ms. Bennett for such services, and (ii) executes a declaration that the client was not solicited by Ms. Bennett and provides such declaration to Westwood within five business days of the transfer, then such Prohibited Westwood Client shall be considered a “Westwood Transfer Client.”
In exchange for the payments to be made pursuant to the terms of the Transition Agreement, Ms. Bennett agrees to release any and all claims she may have against the Company.
The foregoing summary of the Transition Agreement is qualified in its entirety by reference to the text of the Transition Agreement, which is attached as an exhibit to this report.
ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits: The following exhibit is furnished with this report:
Exhibit Number Description
10.1 Resignation and Transition Agreement, dated October 7, 2024, by and between Leah Bennett and Westwood Holdings Group, Inc.
104 Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2024

WESTWOOD HOLDINGS GROUP, INC.

By:	/s/ Murray Forbes III
Murray Forbes III
Chief Financial Officer and Treasurer